EXHIBIT 10.4

STEWART & STEVENSON

SUPPLEMENTAL RETIREMENT PLAN

Effective as of July 1, 2003

TABLE OF CONTENTS

ARTICLE

I.	Definitions and Construction

II.	Participation

III.	Benefits

IV.	Deemed Investment of Accounts

V.	Determination of Vested Interest and Forfeitures

VI.	Benefit Payments

VII.	Administration of the Plan

VIII.	Nature of the Plan

IX.	Miscellaneous

STEWART & STEVENSON

SUPPLEMENTAL RETIREMENT PLAN

W I T N E S S E T H :

WHEREAS, Stewart & Stevenson Services, Inc. (the “Company”) desires to establish the Stewart & Stevenson Supplemental Retirement Plan (the “Plan”) to help provide a more adequate retirement benefit for certain key employees of the Company and its Affiliates;

NOW, THEREFORE, the Plan is hereby adopted effective as of July 1, 2003.

I.

Definitions and Construction

1.1          Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

Account:  A Member’s bookkeeping account and the amounts credited thereto from time to time.

Administrative Committee:  The Administrative Committee appointed by the Board of Directors of the Company to administer the Company’s benefit plans.

Affiliate:  Any entity that is treated as being one employer with the Company under section 414 of the Code.

Change of Control:  A Change of Control as defined in the Company’s stock option plan.

Code:  The Internal Revenue Code of 1986, as amended.

Company: Stewart & Stevenson Services, Inc.

Compensation:  With respect to a Member, compensation as defined in the Savings Plan, but including any elective deferrals made under a nonqualified deferred compensation plan and determined without regard to any limits on such compensation pursuant to Code section 401(a)(17); provided, however, in no event shall Compensation include any amount payable prior to the effective date of the Plan or for any period thereafter during which the Member either is not an Eligible Employee or an active Member.

Compensation Committee:  The Compensation Committee of the Board of Directors of the Company.

Disability:   A Member shall be considered totally and permanently disabled if such Member is eligible for and receiving Social Security disability under the federal Social Security Act.

Eligible Employee:  An employee of an Employer who is a member of a select group of management or highly compensated employees.

Employer:  The Company and any other Affiliate that adopts the Plan pursuant to the provisions of Section 2.3.

Employer Contributions:  Notional contributions “made” by the Employer on a Member’s behalf pursuant to Section 3.1.

Funds:  The investment fund(s) designated from time to time for the deemed investment of Accounts pursuant to Article IV.

Member:  Each Eligible Employee who has become a Member pursuant to Article II of this Plan.

Plan:  The Stewart & Stevenson Supplemental Retirement Plan, as amended from time to time.

Plan Year:  The calendar year, however, the first year shall be a partial year beginning July 1, 2003.

Retirement:  The Member’s Termination of Service, other than due to death or Disability, (i) on or after age 65, or (ii) with the express written consent of the Administrative Committee, on or after age 55 and the completion of five years of Vesting Service.

Savings Plan:  The Stewart & Stevenson 401(k) Savings Plan, as amended from time to time.

Termination of Service:  The termination of a Member’s employment with the Employer and all Affiliates for any reason whatsoever.

Trust:  The trust, if any, established under the Trust Agreement.

Trust Agreement:  The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

Trust Fund:  The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

Trustee:  The trustee or trustees qualified and acting under the Trust Agreement at any time.

Vested Interest:  The portion of a Member’s Account which, pursuant to the Plan, is nonforfeitable.

Vesting Service:  The Vesting Service such Member has or would have under the Savings Plan.

1.2          Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3          Headings.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

2.1          Participation.

(a)           The Compensation Committee, in its sole discretion, shall select and notify those Eligible Employees who shall be Members; provided, however, Eligible Employees who were members of the Company’s Supplemental Executive Retirement Plan on June 30, 2003 automatically shall be Members on the Plan’s effective date.

(b)           Subject to the provisions of Section 2.2, a Member shall remain eligible to receive an allocation of Employer Contributions for each Plan Year following his commencement of participation in the Plan so long as the Member remains an Eligible Employee.

2.2          Cessation of Active Participation.  Notwithstanding any provision herein to the contrary, an Eligible Employee who has become a Member of the Plan shall cease to receive an allocation of Employer Contributions effective as of any date designated by the Compensation Committee or the date he ceases to be an Eligible Employee.  Any such Compensation Committee action shall be communicated to the affected Member prior to the effective date of such action.  Such an individual may again become an active Member beginning as of any date selected by the Compensation Committee in its sole discretion, provided he is an Eligible Employee on such date.

2.3          Adopting Affiliates.  It is contemplated that other entities may adopt this Plan in the future and thereby become an Employer.  Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers and the approval of the Administrative Committee; provided, however, that such entity must be an Affiliate.  The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Administrative Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Board of Directors of the Company alone.  Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart), terminate its participation in the Plan.  Moreover, the Administrative Committee may, in its discretion, terminate an Employer’s Plan participation at any time.  Any Employer that ceases to be an Affiliate shall automatically terminate its participation on such date.

III.

Benefits

3.1          Employer Contributions for Members.

(a)           As of the end of each Plan Year, the Employers shall credit an eligible Member’s Account with an Employer Contribution in an amount determined by the following formula:

Member’s Age as of Applicable Plan Year End	Percentage of Compensation

under age 30	0%
30-39	1.5%
40-49	3.5%
50-59	7.0%
60 and older	15.0%

(b)           Subject to Paragraphs (c) and (d) below, a Member shall be eligible for the Employer Contribution credited with respect to a Plan Year if such Member (i) is an employee of the Employers or an Affiliate as of such Plan Year end or (ii) terminated employment with the Employers and the Affiliates during such year due to his death, Disability or Retirement.

(c)           Notwithstanding Paragraph (a), if a Member’s Termination of Service is due to his death, Disability or Retirement, the Employer Contribution on behalf of such Member for such Plan Year shall be made as soon as practical following the Member’s Termination of Service and be based on his age at such time.

(d)           Notwithstanding Paragraph (a), the Employer Contribution on behalf of a Member for the Plan Year in which a Change of Control occurs shall be made on the earliest of (i) the end of such Plan Year, (ii) the date the Plan is terminated or (iii) the date of the Member’s Termination of Service, and shall be based on the formula in Section 3.1(a) as in effect immediately prior to such Change of Control and using the Member’s age at the end of such Plan Year.

3.2          Valuation of Accounts.  All amounts credited to a Member’s Account shall be deemed invested as soon as administratively feasible following the date upon which such credit occurs in the Fund(s) maintained under the Plan as provided in Article IV.  The balance of each Account shall reflect the result of daily pricing of the assets in which such Account is deemed invested from time to time until the time of distribution.

IV.

Deemed Investment of Accounts

Each Member shall designate, in accordance with the procedures established from time to time by the Administrative Committee, the manner in which the amounts allocated to his Account shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Administrative Committee.  Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Account or he may split the deemed investment of the amounts allocated to his Account between such Funds in such increments as the Administrative Committee may prescribe.  If a Member fails to make a proper designation, then his Account shall be deemed to be invested in the default Fund or Funds designated by the Administrative Committee from time to time in a uniform and nondiscriminatory manner.

A Member may change his deemed investment designation for future Employer Contributions to be allocated to his Account.  Any such change shall be made in accordance with the procedures established by the Administrative Committee, and the frequency of such changes may be limited by the Administrative Committee.

A Member may also elect to convert his deemed investment designation with respect to the amounts already allocated to his Account.  Any such conversion shall be made in accordance with the procedures established by the Administrative Committee, and the frequency of such conversions may be limited by the Administrative Committee.

Notwithstanding the foregoing or any Member election to the contrary, the Administrative Committee may, in its sole discretion, provide for only one Fund under the Plan, in which event all amounts shall be credited as if invested in such Fund.

V.

Determination of Vested Interest and Forfeitures

5.1          Vesting.

(a)           Subject to Paragraphs (b) and (c) below, a Member shall become vested in his Account as follows:

Years of Vesting Service	Vested Interest

less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

(b)           Regardless of his years of Vesting Service, a Member shall have a 100% Vested Interest in his Account if his Termination of Service is due to his death, Disability or Retirement.

(c)           A Member who is employed by an Employer or an Affiliate immediately prior to a Change of Control shall have a 100% Vested Interest in his Account upon the occurrence of such Change of Control.

5.2          Forfeitures.  A Member who has a Vested Interest in his Account that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination.

VI.

Benefit Payments

6.1          Payment of Accounts.

(a)           Upon a Member’s Termination of Service, the Member, or, in the event of his death, the Member’s designated beneficiary (as determined below), shall become entitled to receive a lump sum cash payment equal in value to the Member’s Vested Interest in the balance of his Account.  The value of a Member’s Vested Interest in his Account shall be determined as of the payment date.

(b)           Payment of a Member’s Account shall be made as soon as administratively practicable after the date of his Termination of Service.

(c)           Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his Account in the event of his death.  Each such designation shall be made by executing the beneficiary designation form prescribed by the Administrative Committee and filing same with the Administrative Committee.  Any such designation may be changed at any time by execution of a new designation in accordance with this Section.  If no such designation is on file with the Administrative Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Administrative Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows: (i) if a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse; or (ii) if a Member leaves no surviving spouse, his benefit shall be paid to such Member’s executor or administrator, or to his heirs at law if there is no administration of such Member’s estate.

6.2          Unclaimed Benefits.  In the case of a benefit payable on behalf of a Member, if the Administrative Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Administrative Committee’s determination thereof, such benefit shall be forfeited to the Employer.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture is an Account) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

VII.

Administration of the Plan

7.1          The Administrative Committee.  The general administration of the Plan shall be vested in the Administrative Committee.

7.2          Self-Interest of Members.  No member of the Administrative Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved.  In any case in which a Administrative Committee member is so disqualified to act and the remaining members cannot agree, the Company shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

7.3          Administrative Committee Powers and Duties.  The Administrative Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a)           To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Administrative Committee;

(b)           To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c)           To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)           To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Administrative Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)           To determine in its discretion all questions relating to eligibility;

(f)            To determine whether and when a Member has incurred a Termination of Service;

(g)           To make a determination in its discretion as to the right of any person to a benefit under the Plan, the amount of such benefit and to prescribe procedures to be followed by payees in obtaining benefits hereunder;

(h)           To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

(i)            To establish or designate Funds as investment options as provided in Article IV.

7.4          Claims Procedures.  The same procedures applicable for claims for benefits under the Stewart & Stevenson 401(k) Savings Plan shall be applicable to this Plan.

7.5          Employer to Supply Information.  The Employer shall supply full and timely information to the Administrative Committee and Compensation Committee, including, but not limited to, information relating to each Member’s Compensation, Termination of Service and such other pertinent facts as the Administrative Committee and Compensation Committee may require.  The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement.  When making a determination in connection with the Plan, the Administrative Committee and Compensation Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

7.6          Indemnity.  To the extent permitted by applicable law, the Employers shall indemnify and save harmless each member of the Administrative Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan.  Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employers or provided by the Employers under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

7.7          Payment of Plan Expenses.  All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Administrative Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund.

7.8          Trust Fund Property.  All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement.  No Member shall have any title to any specific asset in the Trust Fund.

7.9          Investment of the Trust Fund.  The Administrative Committee shall have the right, power, authority, and duty to instruct the Trustee as to the management, investment, and reinvestment of the Trust Fund.

VIII.

Nature of the Plan

The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the services of Eligible Employees covered by the Plan and to encourage their continued service with the Employer by making more adequate provision for their future retirement security.  The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer and shall be construed and operated consistent with the same.  Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer’s general assets, which shall include the assets of any Trust Fund.

IX.

Miscellaneous

9.1          Not Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

9.2          Alienation of Interest Forbidden.  The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

9.3          Tax Withholding.  All payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable law.  In addition, the Employer may reduce a Member’s Account for any applicable FICA taxes the Employer is required to withhold or make other arrangements for the payment of the same, in its sole discretion.

9.4          Amendment and Termination. The Board of Directors of the Company may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would adversely affect the rights of a Member with respect to amounts already allocated to his Account.  On and following a Change of Control, no amendment may be made that would adversely affect a Member’s rights under the Plan from those in effect if the Plan had been terminated immediately prior to such amendment.  The Board of Directors may terminate or freeze the Plan at any time.  In the event that the Plan is terminated, the Vested Interest in the balance in a Member’s Account shall be paid to such Member in a lump sum investment.  In addition, the Administrative Committee may make any amendment of an administrative nature that would not materially increase the Employers’ liability under the Plan.

9.5          Severability.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.6          Guaranty.  Notwithstanding any provisions of the Plan to the contrary, in the event any Affiliate that adopts the Plan pursuant to Section 2.3 hereof fails to make payment of the benefits due under the Plan on behalf of its Members, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity’s obligations hereunder.

9.7          Governing Laws.  All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by applicable federal law.

EXECUTED this April 5, 2005.

STEWART & STEVENSON SERVICES, INC.

By:	/S/ Stephen A. Hines
	Name:	Stephen A. Hines
	Title:	Vice President